As filed with the U.S. Securities and Exchange Commission on September 1, 2026

Registration No. 333-217516

Registration No. 333-220165

Registration No. 333-239307

Registration No. 333-251270

Registration No. 333-273582

Registration No. 333-289196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-217516)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-220165)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-239307)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-251270)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-273582)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-289196)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCS Multistage Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	19350 State Highway 249, Suite 600 Houston, Texas 77070	46-1527455
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan

NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for U.S. Employees

NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for Non-U.S. Employees

NCS Multistage Holdings, Inc. 2012 Equity Incentive Plan

Pioneer NCS Energy Holdco, LLC 2011 Equity Incentive Plan

(Full title of the plans)

Beth Ann Dranguet

Vice President and Secretary

c/o NCS Multistage Holdings, Inc.

19350 State Highway 249, Suite 600

Houston, Texas 77070

(Name and address of agent for service)

(281) 453-2222

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Newton

Heath C. Trisdale

King & Spalding LLP

1100 Louisiana St., Suite 4100

Houston, Texas 77002

(713) 751-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☒	Smaller reporting company:	☒

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by NCS Multistage Holdings, Inc., a Delaware corporation (the “Registrant”), deregister any and all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued, and any other securities issuable by the Registrant, under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-217516), which was filed with the SEC on April 27, 2017, registering 226,626 Shares issuable under the NCS Multistage Holdings, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), 123,175 Shares issuable under the NCS Multistage Holdings, Inc. (f/k/a Pioneer Super Holdings, Inc.) 2012 Equity Incentive Plan, and 32,452 Shares issuable under the Pioneer NCS Energy Holdco, LLC (f/k/a NCS Energy Holdings, LLC) 2011 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-220165), which was filed with the SEC on August 25, 2017, registering an aggregate of 100,000 Shares issuable under the NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for U.S. Employees and the NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for Non-U.S. Employees;

•

Registration Statement on Form S-8 (No. 333-239307), which was filed with the SEC on June 19, 2020, registering 75,000 Shares issuable under the 2017 Plan, which was at such time amended and restated, and renamed the “NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan”;

•

Registration Statement on Form S-8 (No. 333-251270), which was filed with the SEC on December 10, 2020, registering 250,000 Shares issuable under the NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan, as amended by that certain First Amendment dated effective as of December 1, 2020 (the “A&R 2017 Plan”);

•	Registration Statement on Form S-8 (No. 333-273582), which was filed with the SEC on August 1, 2023, registering 75,000 Shares issuable under the A&R 2017 Plan; and

•	Registration Statement on Form S-8 (No. 333-289196), which was filed with the SEC on August 1, 2025, registering 250,000 Shares issuable under the A&R 2017 Plan;

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), and the terms of the applicable Registrant plan. All share amounts reflected in this Registration Statement reflect amounts after giving effect to the Registrant’s 1-for-20 reverse stock split that became effective December 1, 2020.

On September 1, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 31, 2026 (the “Merger Agreement”), by and among the Registrant, Weatherford International plc, an Irish public limited company (“Weatherford”), and Trinity Bell Sub, Inc., a Delaware corporation and wholly owned subsidiary of Weatherford (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Weatherford (the “Merger”).

In addition, on September 1, 2026, the Nasdaq Capital Market (the “Nasdaq”) filed a Form 25 to report the delisting of the Shares from the Nasdaq and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting termination of registration under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Sections 13 and 15(d) of the Exchange Act, approximately 10 calendar days from the date hereof.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and the Registrant is filing these Post-Effective Amendments to deregister any and all securities that remain unsold under the Registration Statements as of the effective time of the Merger under the Registration Statements, if any. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 1, 2026.

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Beth Ann Dranguet
	Name:	Beth Ann Dranguet
	Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.